Exhibit 99.1

GLOBAL FUTURE CITY HOLDING CLOSES 80% CONTROL STOCK PURCHASE FOR $400,000 IN CASH AND 4,000,000 E-GOLD CRYPTO-ASSETS PRICED AT $26.00 PER COIN

MISSION VIEJO, Calif., April 20, 2015, Global Future City Holding Inc. (OTCQB: FTCY) (the “Company”) announced the Stock Purchase Agreement (“SPA”) with Sky Rover Holding Inc.(“Sky Rover”), has closed. The aggregate purchase price for acquiring 80% of the outstanding shares of stock was $400,000 in cash and the contribution of 4,000,000 E-Gold crypto-assets (“EGD”) trading at $26.00 per coin as of April 13, 2015. Additionally, Sky Rover provided the initial down payment for purchasing 100% of the membership interest of Powerdyne Regional Center LLC, a designated EB-5 regional center approved by the USCIS, for $250,000.00, of which $150,000.00 has been funded to date, and purchased 6,000,000 shares of common stock for $3,000,000 in cash that closed on March 30, 2015 that will provide working capital for the Company’s prompt expansion programs.

The Company will concentrate on real estate projects using its recently purchased EB-5 Regional Center and the International EGD Loyalty Reward Program. Because the use of crypto-assets like EGD have only been recently used in business operations, the Company has filed a No-Action Letter with the Securities Exchange Commission (“SEC”) to seek further guidance since the legal and accounting treatment for crypto-assets like EGD will continue to develop.

An EB-5 Regional Center is an organization, designated and regulated by USCIS, which facilitates investments in job-creating economic development projects by pooling capital raised under the EB-5 immigrant investor program. Regional Centers can be publicly owned, (e.g. by a city, state, or regional economic development agency), privately owned, or be a public-private partnership. Regional Centers use economic analysis models, including those developed by the U.S. Department of Commerce, to demonstrate that job creation targets required by law have been achieved. For investments made through Regional Centers, at least 10 direct, indirect or induced jobs must be created.

Mr. Pei, the new CEO stated “I am elated the transaction has finally closed so I can begin to use my vast international contacts to propel the Company’s new business program and arrange additional financing which will accelerate the adoption of the Company’s business plan and enhance shareholder value. I believe my business associations will strongly support the EB-5 real estate developments with investments from foreign investors which will create jobs and support the U.S. economy. The closing of the Stock Purchase Agreement allows my numerous connections to utilize the deposited 4,000,000 EGD crypto-assets to expand the Company’s International Loyalty Reward Program, which is currently well received in the Asia and Europe markets.” EGD is a form of cryptoasset and reported trading activity can be reviewed  at www.egdmarket.com.

About Global Future City Holding Inc.

Global Future City Holding, Inc. will focus its initial efforts on acquiring real estate projects that will fit the purchase of the recently acquired EB-5 Regional Center and its loyalty program using EGD. The Company will have four wholly-owned subsidiaries once the audit is completed for the Company’s IP Subsidiary. The IP Subsidiary will market and provide merchants with proprietary software calculating the Rewarded EGD a customer is eligible to receive. The Company’s Merchant Subsidiary will own (or partially own) and operate grocery stores, restaurants, and other similar ventures throughout Southern California that will give away Rewarded EGD to eligible customers for no additional consideration after customers purchase goods or services from these merchants. The Merchant Subsidiary will also operate an online merchant store that sells goods or services to consumers. The EGD Subsidiary will be a foreign entity that will sell the 4,000,000 EGD acquired in the SPA only to foreign individuals and entities located outside the United States. The Energy Drink Subsidiary will continue to market and sell the Company’s F.I.T.T. energy drinks to domestic and overseas markets, while participating in giving away Rewarded EGD as well. Additional information regarding EGD may be viewed at http://www.egoldcoin.com/index.html .

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Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: the Company pursuing digital currency, which could have fluctuations in demand and pricing, the introduction and impact of new competitive products or digital currency, the Company’s ability to maintain customer and strategic business relationships, growth in targeted markets, and other information that may be detailed from time-to-time in the Company’s filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting the Company, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Global Future City Holding, Inc.

Michael R Dunn

EVP Finance

Office: (949) 582-5933

Email: miked@fittmail.com

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